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                                                                    Exhibit 10.7


                                  FinPro, Inc.
                         26 Church Street, P.O. Box 323
                        Liberty Corner, New Jersey 07938


July 11, 1997


Mr. Timothy Dempsey, CEO
The Warwick Savings Bank
18 Oakland Avenue
Warwick, New York 10990

Dear Mr. Dempsey:

FinPro, Inc. ("FinPro") is pleased to submit this proposal to assist The Warwick Savings Bank ("the Bank") and a holding company formed to hold the stock of the Bank (the "Company") in compiling a business plan and in performing an appraisal on the Bank and the Company in connection with its mutual-to-stock conversion (the "conversion"). FinPro has performed similar plans and appraisals for:

      STANDARD CONVERSIONS          MUTUAL HOLDING COMPANIES
      --------------------          ------------------------
Little Falls Savings Bank        Pulaski Savings Bank
South Bergen Savings Bank        First Carnegie Deposit
Wayne Savings Bank               Roebling Savings Bank
Prestige Bank
Roslyn Savings Bank                    STEP TWO CONVERSION
Dollar Savings Bank                    -------------------
Landmark Community Bank          Westwood Savings Bank
                                 First Savings of New Jersey

In addition, FinPro is currently completing two standard conversions: First Security Federal Savings and Ninth Ward Savings Bank.

FinPro is used to appraising under unique circumstances. The Little Falls appraisal was unique in that it was the first appraisal done with the concurrent branch acquisition included in the pro-forma analysis. The Westwood Savings appraisal was unique in that it was the first New Jersey State Chartered thrift to undertake a second step conversion and to involve the Federal Reserve in the appraisal process. The Roslyn Savings Bank appraisal included a foundation as did the initial First Savings of New Jersey appraisal.

FinPro has prepared appraisals that have been reviewed by all of the regulatory agencies including the FDIC, OTS , Federal Reserve and numerous States. FinPro would welcome the opportunity to meet with you to show you our work product. We urge you to compare it with any others offered.
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The Warwick Savings Bank
July 11, 1997                                                         Page:  2
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SECTION 1:  SERVICES TO BE RENDERED

As part of the Strategic Plan compilation, the following major tasks will be included:

-     assess the regulatory, social, political and economic environment;

-     analyze the Bank markets and customers from a demographic standpoint;

-     assess competitive situation;

- conduct branch market tour and identify competitive positioning, branching opportunities and market threats;

-     document the internal situation assessment;

-     analyze the current ALM position;

-     analyze the CRA position;

- compile a historical trend analysis utilizing the past five year ends of Regulatory Reports;

-     perform detailed peer analysis;

- assess the Bank from a capital markets perspective including comparison to national, regional, state and similar size organizations

-     identify and document strengths and weaknesses;

-     document the objectives and goals;

-     document strategies;

-     compile five year projections of performance;

-     prepare assessment of strategic alternatives;

- conduct one or two planning retreats with the Board and Management to review strategies;

- map the Bank's general ledger to FinPro's planning model and to the Regulatory Reports;

- prepare a written business plan in form and substance satisfactory to all applicable regulatory authorities for purposes of submission and dissemination in connection with the application for conversion and related proxy, offering circular and other documents concerning the mutual-to-stock conversion of the Bank.

FinPro has attached a typical table of contents for its plans as an exhibit to this proposal.


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The Warwick Savings Bank
July 11, 1997                                                         Page:  3
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APPRAISAL

As part of the conversion appraisal services, the following major tasks will be included:

- conduct financial due diligence, including on-site interviews of senior management and reviews of financial and other records to gather an understanding of the banks financial condition, profitability, risk characteristics, operations and external factors that might influence or impact the bank;

- select a Comparable Group for the Bank to utilize for valuation comparisons;

- analyze the performance of the Comparable Group, the Public Thrifts in the State and all Public Thrifts Nationwide against the Bank;

- prepare and deliver an opinion, in form and substance acceptable to legal and tax counsel of the Bank, to the effect that the subscription rights granted to eligible account holders, the applicable stock benefit plans and others in connection with the conversion of the Bank from a mutual-to-stock form, have no value;

- prepare a written detailed valuation report of the Bank and the Company that is consistent with applicable regulatory guidelines and standard valuation practices.

The valuation report will:

- include an in-depth analysis of the operating results and financial condition of the Bank;

-     assess the interest rate risk, credit risk and liquidity risk;

- describe the business strategies of the Bank and the Company, the market area, competition and potential for the future;

- include a detailed peer analysis of publicly traded savings institutions for use in determining appropriate valuation adjustments based upon multiple factors;

- include a midpoint proforma valuation along with a range of value around the midpoint value;

- comply, in form and substance to all applicable requirements of regulatory authorities for purposes of its use to establish the estimated pro-forma market value of the common stock of the Company following the conversion.

The valuation report may be periodically updated throughout the conversion process and will be updated at the time of the closing of the stock offering.

FinPro will perform such other services as are necessary or required in connection with the regulatory review of the appraisal and will respond to the regulatory comments, if any, regarding the valuation appraisal and any subsequent updates.

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The Warwick Savings Bank
July 11, 1997                                                         Page:  4
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SECTION 2: INFORMATION REQUIREMENTS OF THE BANK

To accomplish the tasks set forth in Section 1 of this proposal, the following information and work effort is expected of the Bank:

- provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank;

- allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel;

- promptly advise FinPro of any material or contemplated material transactions which may have an effect on the day-to-day operations of the Bank;

- provide FinPro with all support schedules required to compile Regulatory, Board and Management reports;

- provide FinPro with offering circular, prospectus and all other materials relevant to the appraisal function for the conversion;

-     have system download capability;

- promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase;

- provide FinPro with office space to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers;

SECTION 3:  PROJECT DELIVERABLES

The following is a list of deliverables that will result from FinPro's effort:

1.    Mapping of data from general ledger to plan model

2.    Institution Valuation

3.    Strategic Business Plan document

SECTION 4: TERM OF THE AGREEMENT AND STAFFING

It is anticipated that it will take approximately six weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours.

FinPro will assign Donald J. Musso and Kenneth G. Emerson to this engagement. Although some back office analytics back office analytics may be performed by other FinPro staff, Donald Musso will be the firms point man on this engagement and will be active in all aspects of this engagement. A biographical sketch of both Donald and Kenneth is attached to this proposal.

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The Warwick Savings Bank
July 11, 1997                                                         Page:  5
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SECTION 5: FEES AND EXPENSES

Based on FinPro's understanding of the Bank's situation, FinPro's fees for providing the services outlined in this proposal will be:

      -     $ ll,000 for the business plan component.

      -     $14,000 for the appraisal.

Customer segmentation and market feasibility work would be a separate engagement which, at the Banks discretion, could be conducted simultaneously. Additionally, any work done in compiling tables and schedules will be billed on an hourly per diem basis.

This fee is payable according to the following schedule:

      -     prior to starting, a retainer of $3,000; plus

      - upon the submission of the business plan to the regulators, a non-refundable fee of $8,000; plus

      - upon submission of the appraisal to the regulators, a non-refundable fee of $7,000; plus

      - upon completion of the offering, a non-refundable fee equal to the remainder, unless only the plan is selected in which case the remainder would be due upon regulatory approval of the business plan.

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for all of FinPro's travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. Such out-of-pocket expenses will consist of travel to and from the Bank's facilities Dom FinPro's offices, normal delivery charges such as Federal Express, and costs associated with the actual Plan document such as black and white and color copying.

Since FinPro is local to Warwick, expenses, expenses should be minimal as there will be no need for airfare, hotels, meals or auto rentals. Additionally, it is FinPro policy to provide you with an itemized accounting of the out-of-pocket expenditures so that you can control them.

ln the event that the Bank shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above, the Bank agrees to compensate FinPro according to FinPro's standard billing rates for consulting services based on accumulated time and expenses.
FinPro's standard hourly rates are as follows:

      -     Managing Director Level             $250
      -     Staff Consultant Level              $125

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The Warwick Savings Bank
July 11, 1997                                                         Page:  6
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If during the course of the proposed transaction, unforseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and FinPro. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by FinPro of a new appraisal.

FinPro agrees to execute a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and it's directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

SECTION 6:  REPRESENTATIONS AND WARRANTIES

FinPro, the Bank and the Company agree to the following:

1.) The Bank agrees to make available or to supply to FinPro the information set forth in Section 2 of this agreement.

2.) The Bank hereby represents and warrants to FinPro that any information provided to FinPro does not and will not, to the best of the Bank's knowledge, at the times it is provided to FinPro, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3.) (a) The Bank agrees that it will indemnify and hold harmless FinPro, its directors, officers, agents and employees of FinPro or its successors who act for or on behalf of FinPro in connection with the services called for under this agreement (hereinafter referred to as "The Agreement"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) arising out of or in any way related to the services provided by FinPro under this agreement, except to the extent arising out of or attributable to the negligence or willful misconduct of FinPro, its directors, officers, agents or employees.


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The Warwick Savings Bank
July 11, 1997                                                         Page:  7
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      (b) FinPro shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which FinPro intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to FinPro, FinPro will be entitled to be paid any amounts payable by the Bank hereunder, together with interest on such costs from the date incurred at the rate of ten percent (10%) per annum within five days after the final determination of such contest either by written acknowledgment of the Bank or a final judgment of a court of competent jurisdiction. If the Bank does not so elect, FinPro shall be paid promptly and in any event within thirty days after receipt by the bank of the notice of the claim.

      (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by FinPro in connection with the contest of any claim subject to indemnification hereunder in advance of the final determination of any proceeding within thirty days of the receipt of such request if FinPro furnishes the Bank:

      1. a written statement of FinPro's good faith belief that it is entitled to indemnification hereunder; and

      2. a written undertaking by FinPro to repay the advance if its ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

      (d) In the event that the Bank elects to contest the claim, (i) FinPro will cooperate in Good Faith with the contest, (ii) FinPro will provide the Bank with an irrevocable power-of-attorney permitting the Bank to pursue the claim in the name of FinPro, and (iii) FinPro will be prohibited from settling or compromising the claim without written consent of the Bank.

      (e) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, FinPro shall have all remedies available at law or in equity to enforce such obligation.

It is understood that, in connection with FinPro's above mentioned engagement, FinPro may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of FinPro's engagement(s). This agreement constitutes the entire understanding of the Bank and FinPro concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the State of New Jersey. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and FinPro are not affiliated, and neither the Bank nor FinPro has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

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The Warwick Savings Bank
July 11, 1997                                                         Page:  8
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Please confirm that the foregoing is in accordance with your understanding and agreement with FinPro by signing and returning to FinPro the duplicate of the letter enclosed herewith.

See addendum, below
Sincerely:
FinPro, Inc.
By:


/s/ Donald J. Musso                       /s/ Timothy Dempsey
-------------------------                 ---------------------------------
Donald J. Musso                           Timothy Dempsey
Managing Director                         CEO

7/11/97                                   7/11/97
-------------------------                 ---------------------------------
Date                                      Date

CC:   KATE LAWTON, SANDLER, O'NEILL & PARTNERS, L.P.

C:/finproj/props/Warwick/IPOprop.doc


Addendum to FinPro Proposal with The Warwick Savings Bank dated July 11, 1997
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A. FinPro shall indemnify The Warwick Savings Bank (the "Bank"), the holding company to be formed ("the Company"), their successors, and the officers and directors of both the Bank and the Company for any losses, claims, damages and liabilities including attorneys' fees, court costs and expenses arising out of or attributable to the negligence or willful misconduct of FinPro, its directors, officers, agents or employees.

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